Exhibit 10.6
*** Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[…***…]”) in this exhibit. ***
Special Overdraft Agreement
Mizuho Bank
2/27/2020

Address	2-1 Nisshin-Cho, Kawasaki District, Kawasaki strict
Name	D&M Holding Co., Ltd.
Representative Director Keiji Nakagawa

I (hereinafter referred to as the Borrower) hereby confirm the following borrowing requirements and agreements regarding overdraft transactions with Mizuho Bank, Ltd. (hereinafter referred to as the Bank) in addition to each of the articles in the separate transaction agreements with contracted bank.

[Main Items of Borrowing]

1	Overdraft Limit	¥ 800,000,000	Please use ¥ before the amount
2	Bank Account	Trading Branch	Account No.	Name
		Ueno Branch	[…***…]	Borrower
3	Transaction Period	March 17, 2020 – Nov 30, 2020
4	Other Agreement

[Consent to receive a special agreement on the application of short-term prime rate linked interest rate]

When the Borrower borrows money from the Bank based on the borrowing conditions above, the Borrower shall comply with the following [Special Agreement on the Application of Short-Term Prime Rate Linked Interest Rate].

Seal (financial seal) is required. If market interest rate = MML rate, seal is not required.

[Special Agreement on Application of Short-Term Prime Rate Linked Interest Rate]

The Special Overdraft Agreement is applicable only if you accept this contract regarding the application of linked interest rate.

Article 1 (Application of Borrowing Interest Rate, Linked Interest Rate)
1.The borrowing interest rate in this transaction shall be the base interest rate set by Mizuho Bank, Ltd. (hereinafter referred to as the Bank) plus a certain margin of addition.
2.Of the borrowing interest rates, the base interest rate shall be raised or lowered by the same amount as the prime rate fluctuations in accordance with the fluctuations in the short-term prime rate.
3.If the base interest rate is abolished, the Bank may change the base interest rate to a level generally accepted.

Article 2 (Base Interest Rate
The above-mentioned base interest rate means the short-term prime rate, which is the most preferential interest rate for short-term loans announced by the Bank.

Article 3 (Date of Change of Base Interest Rate)
The base interest rate changed pursuant to Article 1 shall be effective from the day after the short-term prime rate change date (including the day of change) after the change date of the short-term prime rate shall apply.

Article 4 (Occurrence of Special Circumstances)
If there is a material change in the business relationship between the Bank and the Borrower, regardless of the provisions of Article 1, the Borrower shall decide the borrowing interest rate based on agreement with the Bank.

Article 1 (The Overdraft Limit)
The overdraft limited shall be as specified in No 1 of the main items of borrowing.
Article 2 (The Method of Transaction)
1.When the Borrower uses an overdraft based on this agreement, the Bank shall be notified in advance.
2.With the Bank’s approval, the Borrower shall receive the loan by submitting the Bank’s prescribed overdraft refund request to the Bank.
3.Transactions under this Agreement shall be limited to overdraft transactions. We do not make withdrawals or acceptances, or automatic payment for utility bills.
Article 3 (Transaction Period)
Transactions based on this Agreement shall be subject to the deadline as described in No. 3 of the Main Items of Borrowing. However, if neither the Borrower not the Bank expresses a particular intention by the deadline, the deadline may be extended for another year, and the same shall apply thereafter.
Article 4 (Interest and Damages)
1.The calculation method, interest rate, payment period for the interest on overdrafts shall be determined by the Bank.
2.Regarding the borrowing interest rate calculated in paragraph 1, if the base interest rate is a negative value, the based interest rate shall be deemed as “zero”.
3.In the event of default, the amount to be repaid calculation method of damages
a.Overdraft account with short-term prime rate as base interest rate: […***…] of damages per year (calculated daily for 365 days a year)
b.Market interest rate linked overdraft account:
Damage that is the higher of the interest rate required by the Bank plus 2% per annum or […***…] per annum. In this case, the calculation method is calculated daily. The number of days (365 or 360 days) shall be the same as the interest calculation method for the applicable current account.
4.Please withdraw from a bank account in your name. In this case, regardless of current account regulations or ordinary deposit regulations, we will not issue a current account check, ordinary deposit passbook, or ordinary deposit withdrawal request.
Article 5 (Repayment)
1.Overdraft repayment shall be made in the amount separately agreed with the Bank on the scheduled repayment.
2.The Bank will withdraw the repayment amount related to the overdraft principal from the bank account in the Borrower’s name in No. 2 of the Main Items of Borrowing. In this case, regardless of current account rules or deposit rules, a current account check or savings account passbook or savings account withdrawal request shall not be submitted.
Article 6 (Prepayment)
1.If the Borrower unavoidably tries to repay all or part of the debt based on this Agreement before the due date for the market interest rate overdraft account, the Bank consent shall be obtained.

2.Regarding the obligations under this Agreement, if the Borrower makes an early repayment with the consent of the Bank, or if the Bank incurs damages with the benefit of time according to the prevision of Article 7, the Borrower shall be liable for the damages, payment shall be made immediately. In this case, damages are the amount due to the interest rate difference when the reinvestment interest rate by the Bank is lower than the contracted interest rate of the relevant overdraft. The calculation of damages shall be based on the calculation method prescribed by the Bank.
Article 7 (Immediate Payment)
1.If any of the following events occur for the principal, the overdraft principal and interest will be paid immediately even if there is no notice demand from the Bank.
a.When there is a petition for suspension of payment, commencement of bankruptcy proceedings, commencement of civil rehabilitation proceedings, commencement of corporate special liquidation.
b.When receiving a transaction suspension disposition from a clearing house or electronic claim recording organization.
c.The Borrower or its guarantor (excluding the electronically recorded guarantor pertaining to the guaranty record recorded together with the transfer record; the same shall apply hereinafter) has an order or notice of provisional seizure, preservation seizure or seizure against its deposits.
d.When the location of the Borrower becomes unknown to the Bank due to the reasons attributable to the Borrower.
2.If any of the following event occur with respect to the Borrower, the overdraft principal and interest shall be repaid upon request from the Bank, and the Borrower shall pay the Bank.
a.When the performance of even a part of the obligation to the Bank is delayed.
b.When seizure or commencement of auction procedures for the subject matter of collateral.
c.When you violate the Agreement with the Bank.
d.When the Borrower’s guarantor falls under any of the items in the preceding paragraph or this paragraph.
e.In addition to the preceding paragraphs or this paragraph, when there is a reasonable cause that interfere with the repayment of the Borrower’s debt.
3.In the preceding paragraph, if the request from the Bank does not arrive due to reasons attributable to the Borrower, such as the Borrower’s failure to notify the Bank of a change of address, the due date for repayment of the overdraft principal and interest will normally arrive. Assure that has arrived.
Article 8 (Reduction, Suspension and Termination)
1.If there is a change in the financial situation, preservation of receivables, or other equivalent reasons, the Bank may at any time reduce the maximum amount and cancel this Agreement at any time without suspending the loan.
2.If the transaction under this Agreement is terminated or the overdraft is suspended, immediately the payment of the overdraft principal and interest shall be made. In addition, if the maximum amount is reduced, the Borrower will immediately pay overdraft amount in excess of the reduced maximum amount.

a.If short-term prime rate linked interest rate is applied, obtain a seal of approval for special agreement on application of short-term prime rate linked interest rate.
b.When specifying the base interest rate or spread, enter it in borrowing requirements.

CIF No.| Person in Charge| Review| Manager

5603Y011 [Special Overdraft Agreement] (return after sign) 18.3